EXHIBIT 21



                            AMERICAN HOLDINGS, INC.

                              LIST OF SUBSIDIARIES



NAME OF SUBSIDIARY                           STATE OF INCORPORATION
------------------                           ----------------------

Eco-Pure, Inc.                               Delaware

Strategic Information Systems, Inc.          Delaware

Madis Botanicals, Inc.                       Delaware